EXHIBIT 11


                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.



              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                                                   YEAR ENDED
                                                                SEPTEMBER 25,      SEPTEMBER 26,      SEPTEMBER 28,
                                                                    1997               1996               1995
                                                                    ----               ----               ----
Primary and fully diluted earnings per share:
    Weighted average number of issued shares
    outstanding..............................................     2,571,850          2,544,929          2,530,662

    Dilution.................................................       235,089            197,205            112,776

Shares outstanding used to compute fully
    diluted earnings per share...............................     2,806,939          2,742,134          2,643,438
                                                                ===========        ===========        ===========

Net Income...................................................   $ 1,406,413        $ 1,057,354        $   839,910
                                                                ===========        ===========        ===========

Earnings per share -- primary and fully
    diluted..................................................   $     .0.50        $      0.39        $      0.32
                                                                ===========        ===========        ===========